Exhibit 99.1

Impac Mortgage Holdings, Inc. Adopts Tax Benefits Preservation Rights Agreement to Protect Its Net Operating Losses

Irvine, CA, September 4, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH),  (the “Company”) today announced its Board of Directors has adopted a Tax Benefits Preservation Rights Agreement (the “Rights Agreement”) designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code.  The Rights Agreement is effective today, but the Company intends to seek stockholder approval of the Rights Agreement at its 2014 annual meeting of stockholders, and if not so approved, the Rights Agreement will terminate at that time.

By adopting the Rights Agreement, the Board is helping to preserve the value of certain deferred tax benefits, including those generated by net operating losses (collectively, the “Tax Benefits”).  In general, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions.

The Company has federal NOLs totaling approximately $489 million as of December 31, 2012, although the related deferred tax asset was fully reserved for accounting purposes. Pursuant to U.S. federal income tax rules, the Company’s ability to use these Tax Benefits would be substantially limited and impaired if it were to experience an “ownership change” (as defined in Section 382 of the Internal Revenue Code).  Generally, the Company will experience an “ownership change” if the percentage of the shares of common stock owned by one or more “five-percent shareholders” increases by more than 50 percentage points over the lowest percentage of shares of common stock owned by such stockholder at any time during the prior three years on a rolling basis.  The Company noted that the Rights Agreement is designed to serve the interests of all stockholders by helping to protect the Company’s ability to use its NOLs to offset future tax liabilities and is similar to plans adopted by many other public companies with similar significant tax attributes.

If any person or group acquires 4.99% or more of the outstanding shares of the Company’s common stock (subject to certain exceptions), there would be a triggering event under the Rights Agreement resulting in significant dilution of the ownership interest of such person or group in the Company’s common stock.   Stockholders who currently own 4.99% or more of the outstanding shares of the Company’s common stock will not trigger the preferred share purchase rights unless they acquire additional shares.

As part of the Rights Agreement, the Company’s Board of Directors authorized a dividend of one right for each outstanding share of common stock. The rights will be distributed to stockholders of record as of September 16, 2013 (the “Record Date”), but will only be activated if triggered by the Rights Agreement in order to effect the aforementioned dilution. The Company’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of the Rights Agreement. The Rights Agreement may be terminated by the Board at any time prior to the Rights being triggered.

The issuance of the Rights will not affect the Company’s reported earnings per share, nor is it taxable to the Company or its stockholders.

The rights will expire upon the earlier of (i) September 2, 2016, the three-year anniversary of the adoption of the Rights Agreement, (ii) the time at which the Rights are redeemed or exchanged under the Rights Agreement, (iii) the final adjournment of the Company’s 2014 annual meeting of stockholders if stockholders fail to approve the Rights Agreement with an affirmative vote of a majority of the votes cast by holders of shares of common stock at the 2014 annual meeting of stockholders, (iv) the repeal of Section 382 or any successor statute, if the Board determines that the Plan is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year with respect to which the Board determines that no Tax Benefits may be carried forward, or (iv) such time when a limitation on the use of Tax Benefits would no longer be material to the Company.

Additional information regarding the Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company will file with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: our ability to manage effectively our mortgage lending operations and continue to expand the Company’s growing mortgage lending activities; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully re-enter the warehouse lending business; failure to successfully launch or continue to market new loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing, the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com.  Web site: http://ir.impaccompanies.com or www.impaccompanies.com